The Tax-Exempt Bond Fund of America, Inc. 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

August 31, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$292,492
Class B	$2,930
Class C	$13,638
Class F1	$45,005
Class F2	$10,191
Total	$364,256

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4758
Class B	$0.3846
Class C	$0.3786
Class F1	$0.4635
Class F2	$0.4963

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	617,529
Class B	6,194
Class C	37,882
Class F1	110,067
Class F2	17,248
Total	788,920

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.53
Class B	$12.53
Class C	$12.53
Class F1	$12.53
Class F2	$12.53